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                                                                   Exhibit 99.1
[SOLUTIA logo]                               NEWS

                                                 SOLUTIA INC.
                                                 575 Maryville Centre Drive
                                                 St. Louis, Missouri 63141

                                                 P.O. Box 66760
                                                 St. Louis, Missouri 63166-6760

   FOR IMMEDIATE RELEASE
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                                          MEDIA: Melissa Hammonds (314) 674-5555
                                          INVESTORS: Tim Spihlman (314) 674-5206


                       SOLUTIA REACHES AGREEMENT TO SELL
                              DEQUEST(R) BUSINESS

ST. LOUIS - MARCH 12, 2007 - Solutia Inc. (OTCBB: SOLUQ), today announced that it has reached a definitive agreement to sell Dequest(R), its water treatment phosphonates business. Under the terms of the agreement, Thermphos Trading GmbH will purchase the assets and assume certain of the liabilities of the Dequest business for $67 million in cash, subject to a working capital adjustment. The parties will also enter into a lease and operating agreement under which Solutia will continue to operate the Dequest facility to produce Dequest products exclusively for Thermphos at Solutia's plant in Newport, Wales, U.K. The closing of a sale of the Dequest business will be subject to certain governmental and regulatory approvals and other customary closing conditions. In addition, the sale transaction is subject to authorization by the bankruptcy court overseeing Solutia's reorganization, following completion of a court-supervised auction process. Solutia plans to seek bankruptcy court approval of the bidding procedures and other aspects of the auction process in April, 2007.

         Dequest http://www.dequest.com is the world leader in phosphonates, which are used as additives in water processing across a broad spectrum of markets, including industrial water treatment, household and industrial detergents, industrial cleaners, enhanced oil recovery operations, and various industrial processes such as desalination and pulp production. In 2006, sales for the Dequest business accounted for less than 4 percent of the total sales of Solutia Inc.

         Thermphos International http://www.thermphos.com is a world leader in the production and sale of phosphorus, phosphoric acid, phosphorus derivates and phosphates. Thermphos contributes toward the quality of life by offering high-quality products for applications in pharmaceuticals, personal hygiene, industrial and household cleaning and food additives. All are produced in a sustainable and responsible manner. Thermphos employs approximately 1,150 people world-wide with locations in the Netherlands, Germany, Switzerland, France, England, Argentina and China.

                                     # # #

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "may," "will," "intends," "plans," "estimates" or "anticipates," or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management's current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Solutia's most recent Annual Report on Form 10-K, under "Cautionary Statement About Forward Looking Statements," Solutia's quarterly reports on Form 10-Q, and in filings with the U.S. Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. These reports can be accessed through the "Investors" section of Solutia's website at www.solutia.com. The bankruptcy court filings can be accessed by visiting www.trumbullgroup.com. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid; and an integrated family of nylon products including high-performance polymers and fibers.

Solutia ... Solutions for a Better Life.

SOURCE: SOLUTIA INC.
ST. LOUIS
3/12/07